Exhibit 99.1

NextPlat Appoints Rodney Barreto as Chairman of the Board and David Phipps as Chief Executive Officer to Lead Ongoing Business Refocusing Efforts

Company Executes on Initiatives Including New Business Development, Corporate Reinvestment and Implements Additional Cost-Cutting Initiatives

Hallandale Beach, FL – September 9, 2025 - NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide, today announced that as part of the Company’s ongoing business refocusing plans, it has named Rodney Barreto as its permanent Chairman of the Board and David Phipps as its permanent Chief Executive Officer. Messrs. Barreto and Phipps were both serving in interim roles following the passing of the Company’s previous Chairman and CEO in May.

Mr. Barreto has served as a Director of NextPlat since January 2022 and he brings more than 35 years of business leadership, including his role with the Barreto Group and as a partner at Capital City Consulting, a corporate and public affairs firm. He is the Chair of the FIFA Miami World Cup Host Committee 2026 and previously chaired the Miami Super Bowl Host Committees in 2007, 2010, and 2020. Mr. Phipps currently serves as President of NextPlat, where he oversees the Company’s various global e-commerce and communications operations. He previously served as the Company’s CEO and Chairman, guiding the Company’s transformation to its successful Nasdaq listing in 2021.

Following a comprehensive business review conducted by management and outlined in an Interim CEO Update Shareholder Letter issued on June 30th, the Company has been executing against a broad range of business and corporate developments, operational process improvement, and cost reduction initiatives which are expected to drive greater efficiency, improve the Company’s financial outlook, and position NextPlat for sustainable long-term growth.

Commenting on his appointment as permanent Chief Executive Officer, David Phipps said, “I greatly appreciate the Board’s vote of confidence in me and its support as we execute against the initial plan we created to refocus the Company, cut costs, and position it to better support our customers and future growth. Although we are early in a multi-phase process, initial results of our efforts give me confidence that the actions we are taking are necessary and will play a critical role in generating shareholder value in the months ahead.”

Mr. Barreto was equally enthusiastic, saying “I am excited to serve as the Chairman of the Board and to work with David to implement the various strategies we have developed to refocus and reinvigorate the Company. After just a few short months with David at the helm, we have made great strides and we expect the upward trend to continue.”

Recent developments and progress against some of the activities outlined in the Interim CEO Update Shareholder Letter include:

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NextPlat has implemented several leadership and staffing changes throughout the organization highlighted by the permanent appointment of Messrs. Barreto and Phipps to their previously announced roles. Additionally, the Company has reconstituted its Board of Directors and added veteran healthcare leadership to the team to drive business process improvement at its Healthcare Operation.

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NextPlat has executed on several new business opportunities within its healthcare segment including securing a services subcontract for prescription management and fulfillment services on behalf of a government contractor; expanded its high margin 340B business with the addition of three new clinic contracts during the current quarter with three additional customers scheduled to start early in the fourth quarter.

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In addition to ongoing company-wide efficiency improvement and cost-cutting efforts, the Company has recently consolidated its headquarters operations within its Hallandale Beach, Florida facility and terminating its Coconut Grove, Florida multi-year lease agreement. After the impact of fees and expenses associated with the termination of this lease, the Company expects an annual reduction in overhead expenses of approximately $240,000 beginning in 2026.

●	During the third quarter of 2025, the Company initiated its previously announced share repurchase program.

For more information about NextPlat, please visit www.NextPlat.com and connect with us on Facebook, LinkedIn and X.

About NextPlat Corp

Nextplat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures, and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net